Exhibit 99.1

SINTX Reports Pivotal Third Quarter Business Update and Financial Highlights Driven by FDA Clearance, Product and IP Portfolio Expansions and Increased Operational Efficiencies

Company underscores its strengthened liquidity, cost reductions, and first revenue recorded from OsseoSculpt™

SALT LAKE CITY, Utah – November 13, 2025 – SINTX Technologies, Inc. (NASDAQ: SINT) (“SINTX” or the “Company”), an advanced ceramics and biomaterials company focused on silicon-nitride–based medical technologies, today provided a business update reporting third quarter financial results in conjunction with the filing the Company’s Form 10-Q for the quarter ended September 30, 2025.

During the third quarter and subsequent weeks, SINTX advanced a focused commercialization plan centered on infection-resistant silicon nitride devices and polymer composites, while tightening its operating footprint and strengthening its balance sheet.

Business Highlights and Key Milestones

●	FDA 510(k) Clearance: Received U.S. FDA clearance for the SINAPTIC® Foot & Ankle Osteotomy Wedge System, enabling SINTX’s commercial entry into reconstructive foot and ankle surgery in the U.S.
●	Initial Product Revenue: Recorded first commercial revenue from the private-labeled orthobiologic product OsseoSculpt™, a companion biologic to the SINAPTIC wedge portfolio.
●	Facility Optimization: Executed a sublease of the Armor facility, estimated to save up to approximately $950,000 in lease costs over the sublease term, further aligning operating resources with its medical device priorities.
●	Broadened IP Portfolio: United States Patent and Trademark Office (USPTO) issued Notice of Allowance for patent application containing method claims covering the Company’s antipathogenic fabric technology.
●	Strengthened Liquidity: Raised an additional $4.3 million in gross proceeds through warrant inducement and common stock warrant exercises.

Third Quarter 2025 Financial Results:

●	Cash and cash equivalents were $6.25 million on September 30, 2025, compared with $3.60 million on December 31, 2024, reflecting financing activity and disciplined working-capital management.
●	Revenue of $0.2 million, a decrease as compared to $0.8 million in Q3 2024, primarily related to a reduction in grant revenue recognized compared to the prior period.
●	Operating expenses of approximately $3.4 million, a decrease of 51% year-over-year.
●	Operating loss of $3.4 million compared to $6.4 million in Q3 2024.
●	Net loss of $3.5 million, representing a loss of $1.19 per fully diluted share, compared to net loss of $6.2 million representing a loss of $6.96 per fully diluted share in Q3 2024.
●	Adjusted EBITDA loss of $2.3 million in Q3 2025 compared to $6.1 million in Q3 2024.

“We have aligned SINTX squarely behind near-term commercial milestones with our advanced biomaterial products,” said Eric Olson, President and CEO of SINTX. “The 510(k) clearance for our SINAPTIC foot & ankle wedge system represents a pivotal milestone that validates our technology and establishes a scalable platform for future growth. We believe the decisive actions we have taken to monetize non-core assets, streamline facilities, and maintain prudent access to capital position the Company to execute this strategy effectively. The Company remains focused on advancing clinical leadership into sustainable product revenue opportunities, while building broader commercial utilization around silicon nitride’s unique clinical advantages.”

Looking ahead, SINTX’s near-term priorities include: (i) preparing the SINAPTIC wedge system for launch; (ii) expanding clinical and key opinion leader (KOL) engagement in targeted surgical specialties; and (iii) leveraging its material science into adjacent indications — including polymer composites for 3D printed custom and patient specific implants — where silicon nitride’s antipathogenic and bone-affinity attributes can be most impactful. Management also intends to continue evaluating partnering, licensing, and capital formation options that we believe will accelerate market access and enhance shareholder value.

For more information on SINTX Technologies or its materials platform, visit www.sintx.com.

About SINTX

Headquartered in Salt Lake City, Utah, SINTX Technologies, Inc. (NASDAQ: SINT) is an advanced ceramics company that develops, manufactures, and commercializes silicon nitride biomaterials, composites, devices, and related technologies for medical and other high-value applications. With thousands of medical devices implanted since 2008 and nearly two decades of peer-reviewed research, SINTX has established itself as a leader in high-performance biomaterials that enhance clinical outcomes and patient safety. Supported by a strong patent portfolio, U.S.-based manufacturing, and strategic industry partnerships, the company continues to expand its technology platform through innovation and market diversification, including the recently FDA-cleared SINAPTIC® Foot & Ankle Osteotomy Wedge System for reconstructive surgery.

Non-GAAP Financial Measures

This press release contains adjusted EBITDA, which is a non-GAAP measure defined as net income excluding depreciation and amortization, income tax (benefit) expense, net interest (income) expense, stock-based compensation, change in fair value of contingent consideration, realized gain (loss) on investments, and (gain) loss on disposition of assets. The Company believes that adjusted EBITDA provides useful information to management and investors relating to its results of operations. The Company’s management uses this non-GAAP measure to compare the Company’s performance to that of prior periods for trend analyses, and for budgeting and planning purposes. The Company believes that the use of adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other companies, many of which present similar non-GAAP financial measures to investors, and that it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making. Adjusted EBITDA may differ from similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. Management uses Adjusted EBITDA solely as a supplemental tool to evaluate operating performance and for internal budgeting and planning purposes.

Management does not consider the non-GAAP measure in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of the non-GAAP financial measure is that it excludes significant expenses that are required by GAAP to be recorded in the Company’s financial statements. In order to compensate for these limitations, management presents the non-GAAP financial measure together with GAAP results. Non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation table of the net income, the most comparable GAAP financial measure to adjusted EBITDA, is included at the end of this release. The Company urges investors to review the reconciliation and not to rely on any single financial measure to evaluate the company’s business.

Forward-Looking Statements

Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding SINTX Technologies’ commercialization plans and expected timing for the SINAPTIC Foot & Ankle Osteotomy Wedge System; potential surgeon adoption, clinical engagement, and commercial performance; anticipated benefits of facility optimization and financing activities; and the Company’s expectations regarding market opportunities, product development, and shareholder value creation. Forward-looking statements are based on current expectations, estimates, and projections about future events and are often identified by words such as “may,” “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “project,” “target,” “seek,” “continue,” and similar expressions. Plans and projections are subject to change based on market conditions, regulatory developments, and other factors beyond the Company’s control. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including, among others, risks related to commercialization execution, surgeon training and utilization, market acceptance, manufacturing scale-up, supply chain constraints, pricing and reimbursement, competitive products, intellectual property protection, integration of business operations, macroeconomic conditions, and reliance on third-party market estimates. FDA 510(k) clearance does not assure commercial success, and any discussion of potential infection-prevention or bone-affinity attributes of silicon nitride reflects materials-level research and is not part of the cleared indications for this product. Additional risks and uncertainties are described in SINTX’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, available at www.sec.gov. Forward-looking statements speak only as of the date of this release, and SINTX undertakes no obligation to update them, except as required by law.

SINTX Contacts:

Jack Perkins or Maria Hocut

KCSA Strategic Communications

Sintx@kcsa.com

SINTX Technologies, Inc.

801.839.3502

IR@sintx.com

SINTX Technologies, Inc.

Condensed Consolidated Balance Sheets - Unaudited

(in thousands, except share and per share data)

	September 30, 2025	December 31, 2024

Assets
Current assets:
Cash and cash equivalents	$6,250	$3,598
Account and other receivables, net of allowance for credit losses of $4.2 and $61.0 respectively	120	196
Prepaid expenses and other current assets	577	475
Inventories	447	502
Total current assets	7,394	4,771

Inventories, net	402	465
Property and equipment, net	507	922
Intangible assets, net	150	16
Goodwill	302	-
Operating lease right of use asset	2,536	3,159
Other long-term assets	73	80
Total assets	$11,364	$9,413

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$203	$299
Accrued liabilities	1,050	986
Debt	59	32
Derivative liabilities	870	208
Current portion of operating lease liability	384	456
Other current liabilities	1,781	1
Total current liabilities	4,347	1,982

Operating lease liability, net of current portion	2,949	3,537
Total liabilities	7,296	5,519

Commitments and contingencies

Stockholders’ equity:
Convertible preferred stock Series B, $0.01 par value, 130,000,000 total shares authorized inclusive of all series of preferred; 19 shares issued and outstanding as of September 30, 2025 and December 31, 2024.	-	-
Convertible preferred stock Series C, $0.01 par value, 130,000,000 total shares authorized inclusive of all series of preferred; 50 shares issued and outstanding as of September 30, 2025 and December 31, 2024.	-	-
Convertible preferred stock Series D, $0.01 par value, 130,000,000 total shares authorized inclusive of all series of preferred; 180 shares issued and outstanding as of September 30, 2025 and December 31, 2024.	-	-

Common stock, $0.01 par value, 250,000,000 shares authorized; 3,666,280 and 1,342,853 shares issued and 3,615,856 and 1,342,853 outstanding as of September 30, 2025 and December 31, 2024, respectively.	36	13
Treasury Stock, 50,424 shares as of September 30, 2025	(133)	-
Additional paid-in capital	294,052	285,619
Accumulated deficit	(289,887)	(281,738)
Total stockholders’ equity	4,068	3,894
Total liabilities and stockholders’ equity	$11,364	$9,413

SINTX Technologies, Inc.

Condensed Consolidated Statements of Operations - Unaudited

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Product revenue	$150	$367	$541	$1,054
Grant and contract revenue	58	432	187	1,291
Total revenue	208	799	728	2,345
Costs of revenue	115	210	455	657
Gross profit	93	589	273	1,688
Operating expenses:
Research and development	1,264	796	3,618	4,492
General and administrative	2,102	802	4,836	2,997
Sales and marketing	59	87	100	589
Armor exit costs	-	4,457	-	4,457
Reduction in force	-	407	-	407
Grant and contract expenses	23	448	122	1,061
Total operating expenses	3,448	6,997	8,676	14,003
Loss from operations	(3,355)	(6,408)	(8,403)	(12,315)
Other income (expenses):
Interest expense	(13)	(9)	(40)	(15)
Interest income	43	24	130	66
Gain (loss) on disposal of equipment	-	(20)	327	(8)
Change in fair value of derivative liabilities	(214)	173	(166)	3,459
Offering costs of derivative liabilities	-	-	-	(550)
Other income, net	-	1	3	34
Total other income, net	(184)	169	254	2,986
Net loss before income taxes	(3,539)	(6,239)	(8,149)	(9,329)
Provision for income taxes	-	-	-	-
Net loss	$(3,539)	$(6,239)	$(8,149)	$(9,329)
Deemed dividend related to warrant inducement	(6,719)	-	(6,719)	-
Net loss attributable to common stockholders	$(10,258)	$(6,239)	$(14,868)	$(9,329)

Net loss per share – basic and diluted
Basic – net loss	$(1.19)	$(6.96)	$(3.38)	$(17.30)
Basic – deemed dividend related to warrant inducement	(2.27)	-	(2.79)	-
Basic – attributable to common stockholders	$(3.46)	$(6.96)	$(6.17)	$(17.30)

Diluted – net loss	$(1.19)	$(6.96)	$(3.38)	$(19.59)
Diluted – deemed dividend related to warrant inducement	(2.27)	-	(2.79)	-
Diluted – attributable to common stockholders	$(3.46)	$(6.96)	$(6.17)	$(19.59)

Weighted average common shares outstanding:
Basic	2,963,539	896,305	2,411,004	539,252
Diluted	2,963,539	897,323	2,411,179	656,468

SINTX Technologies, Inc.

GAAP AND NON-GAAP MEASURES

(Unaudited)

Reconciliation of net loss to adjusted EBITDA:

	Three Months Ended September 30,
	2025	2024
Net loss	$(3,539)	$(6,239)
Interest income, net	(30)	(15)
Depreciation and amortization	159	332
Stock-based compensation	888	10
Change in fair value of derivative liabilities	214	(173)
Adjusted EBITDA	$(2,308)	$(6,085)